                                 RULE 424(B)(3)

                           REGISTRATION NO. 333-113866

                        1,000,000 SHARES OF COMMON STOCK

                          DEL GLOBAL TECHNOLOGIES CORP.

          This  prospectus  relates to the  issuance  from time to time of up to
1,000,000  shares of our common stock  issuable  upon exercise of warrants at an initial  exercise  price of  $2.00  per  share,  that  were  issued  to  certain shareholders  in connection  with the settlement of a class action  lawsuit.  We will receive  aggregate gross proceeds of $2,000,000,  less expenses,  if all of the  warrants  are  exercised.  The  trading  symbol  for our  common  stock  is
"DGTC.PK", and "DGTCW.PK" for our warrants, all of which are traded on the "Pink
Sheets." On May 4, 2004, the last sale price reported on the Pink Sheets for our common stock was $2.07, and $0.60 for our warrants.

                             -----------------------

          INVESTING  IN OUR COMMON  STOCK  INVOLVES A HIGH  DEGREE OF RISK.  YOU
SHOULD READ THIS ENTIRE  PROSPECTUS  CAREFULLY,  INCLUDING THE SECTION  ENTITLED
"RISK FACTORS" BEGINNING ON PAGE 6, WHICH DESCRIBES THE MATERIAL RISKS.

                             -----------------------

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

          The 1,000,000  shares of common stock covered by this  prospectus  are issuable  upon  exercise  of  warrants  that  were  issued  in  settlement  of a shareholder lawsuit. The warrants are exercisable at a strike price of $2.00 per share, at any time after the shares underlying the warrants are registered under the Securities Act of 1933, as amended,  and qualified for sale under applicable state law, but not after March 28, 2008, the expiration date of the warrants. If our  common  stock  trades at or above  $4.00 per share for a period of ten (10)
consecutive  days,  we have the right to  repurchase  the warrants at a price of
$0.25 per share. In such case, we may exercise that right at any time thereafter by giving notice to the warrant holders that they have a thirty (30) day period, to exercise their warrants,  failing which,  we will purchase the warrants.  The shares of common stock may be sold upon  exercise of the  warrants  from time to time by the holders,  and persons exercising the warrants may engage a broker or dealer to sell the shares they  receive.  We have no current plan  regarding the resale of the common stock covered by this  prospectus  and have no current plan to use brokers or dealers to  redistribute  stock  issued  upon  exercise of the warrants. We will bear all costs relating to the registration of the shares.

                   THE DATE OF THIS PROSPECTUS IS MAY 7, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

          YOU SHOULD RELY ONLY ON THE INFORMATION  CONTAINED IN THIS PROSPECTUS.
WE HAVE NOT  AUTHORIZED  ANYONE TO PROVIDE YOU WITH  INFORMATION  DIFFERENT FROM
THAT WHICH IS CONTAINED IN THIS  PROSPECTUS.  WE ARE OFFERING TO ISSUE SHARES OF
OUR COMMON STOCK ONLY IN  JURISDICTIONS  WHERE THESE OFFERS ARE  PERMITTED.  THE
INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS
PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE
OF OUR COMMON STOCK.

                                       i

                               PROSPECTUS SUMMARY

          THIS SUMMARY HIGHLIGHTS  INFORMATION  CONTAINED IN OTHER PARTS OF THIS
PROSPECTUS.  BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION
YOU SHOULD  CONSIDER BEFORE  INVESTING IN OUR COMMON STOCK.  YOU SHOULD READ THE
ENTIRE  PROSPECTUS  CAREFULLY,  INCLUDING  THE  INFORMATION  SET FORTH UNDER THE
HEADING "RISK  FACTORS" AND THE  INFORMATION  INCORPORATED  BY REFERENCE IN THIS
PROSPECTUS BEFORE MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK.  UNLESS
OTHERWISE  SPECIFICALLY  INDICATED,  "COMPANY,"  "WE,"  "OUR,"  "OURS," AND "US"
REFERS TO DEL GLOBAL TECHNOLOGIES CORP. AND ITS CONSOLIDATED SUBSIDIARIES.

OUR BUSINESS

          Del  Global   Technologies   Corp.,  a  New  York   corporation,   was
incorporated in 1954. We are a leader in developing, manufacturing and marketing medical  imaging  equipment  and  power  conversion  subsystems  and  components worldwide.  Our products  include  stationary  and portable  medical  diagnostic imaging  equipment;  high voltage  power  systems;  and  electronic  systems and components such as electronic filters, transformers and capacitors. Historically we have grown internally and through acquisitions.

          We have two  operating  segments,  Medical  Systems  Group,  a medical imaging and  diagnostic  systems  manufacturer  and Power  Conversion  Group,  a manufacturer  of high voltage  power  conversion  systems and noise  suppression components.  In addition, we have a third reporting segment, other, comprised of certain corporate expenses.

          Our Medical  Systems Group  designs,  manufactures,  markets and sells medical  imaging and  diagnostic  systems  consisting of stationary and portable imaging systems,  radiographic/ fluoroscopic systems, dental imaging systems and mammography  systems.  For the fiscal year ended August 3, 2003, or fiscal 2003, our Medical Systems Group segment represented approximately 57% of our revenues.
For the six months ended  January 31, 2004,  our Medical  Systems  Group segment represented  approximately 73% of our revenues.  For fiscal 2003 and for the six months ended January 31, 2004, approximately 53% and 67%, respectively,  of this segment's revenues are attributed to our Italian subsidiary, Villa Sistemi.

          Our Power  Conversion Group designs,  manufactures,  markets and sells
high  voltage  power  conversion   systems  and  electronic  noise   suppression
components for a variety of applications.  For fiscal 2003, our Power Conversion
Group segment represented  approximately 43% of our revenues. For the six months
ended  January  31,  2004,  our  Power  Conversion  Group  segment   represented
approximately 27% of our revenues.

HISTORICAL INFORMATION AND RECENT DEVELOPMENTS

o    NET LOSS FOR THE SECOND  FISCAL  QUARTER AND SIX MONTHS  ENDED  JANUARY 31,
     2004, WRITE-OFF OF GOODWILL, REDUCTION OF DEFERRED TAX ASSETS. On March 15,
     2004,  we filed our  Quarterly  Report on Form 10-Q for the second  quarter ended  January 31, 2004.  We reported net losses of $12.4  million or $1.20 per share and $13.0  million  or $1.25  per  share,  respectively,  for the second  quarter  and six months  ended  January  31,  2004.  We can give no assurance that we will generate  sufficient  revenues to operate profitably in the future. In addition,  in the second quarter of fiscal 2004, we wrote off $1,328,000 of goodwill  related to our Del High Voltage division due to continuing losses at this division.  Also, based on an evaluation conducted in February 2004,  management concluded that it was prudent to increase the valuation allowance of our deferred tax assets by $7.2 million against both long and short-term  deferred tax assets. The valuation  allowance recorded is the  estimate of the amount of deferred  tax assets that are more likely than not to go unrealized by us.

o    DEPARTMENT  OF DEFENSE  INVESTIGATION.  In April 2002,  the  Department  of
     Defense  announced it was commencing an investigation of our RFI subsidiary relating to certain  quality  control  practices  at that  subsidiary.  The investigation led us to undertake our own internal investigation  resulting in a  complete  reengineering  of part of RFI's  business  quality  control practices, replacement of several personnel and a writedown of the value of certain  inventory.  In February 2004, we reached an agreement in principle with the U.S.  Government  regarding a settlement with respect to the civil and criminal aspects of the Department of Defense investigation of RFI. The potential  settlement  would  include  the Company  pleading  guilty to one criminal  count,  and  agreeing  to pay fines and  restitution  to the U.S.
     Government  of $4.6  million if paid by June 30,  2004 and $5.0  million if paid by  September  30,  2004.  We expect to work with the DOD to avoid any future  limitations  on our  ability to do  business  with U.S.  Government entities.  Such  limitations  could include the U.S.  government  seeking a
     "debarment"  or exclusion of us from doing  business  with U.S.  Government entities for a period of time. Because management believes that it has been responsive  in  addressing  the problems  that affected RFI in the past, we believe this  settlement will not limit or interrupt our ability to service the  governmental  and  defense  sectors of our  business.  There can be no assurance that a debarment  will be avoided.  We can give no assurance that we will enter into a binding agreement with the U.S.  Government  regarding the  proposed  settlement,  or that the terms will not be changed.  We will need to raise additional  capital to fund the proposed  settlement.  We can give no assurance that additional  capital will be available to us on terms acceptable to us, or at all.

o    RETENTION OF A FINANCIAL ADVISOR TO REVIEW STRATEGIC ALTERNATIVES.  We have retained  Imperial  Capital,  an investment  bank, as financial  advisor to assist us in reviewing  strategic  alternatives to raise additional capital necessary  to  fund  the  proposed  settlement  with  the  U.S.  Government regarding the DOD investigation and to maximize shareholder value.

o    VIOLATION OF CERTAIN  COVENANTS IN OUR U.S.  REVOLVING CREDIT FACILITY.  In
     the second quarter of fiscal 2004, we breached several financial  covenants contained in our Loan and  Security  Agreement,  dated June 10, 2002,  with
     General  Electric  Capital  Corporation,  as  amended.  In March  2004,  we received a waiver of such default from General Electric Capital Corporation and signed a Fourth  Amendment  to the Loan and  Security  Agreement.  This
     Fourth Amendment  includes  revisions to various  financial  covenants.  In addition,  the expiration date of the credit facility was changed from June
     10, 2005 to December 31, 2004. If we fail to comply with the loan covenants in the future,  our lender could  accelerate the entire amount  outstanding under our credit  facility.  No assurance can be given that we will be able to comply with the revised loan covenants in the future.

o    SEC Enforcement  Action and Consent  Decree.  In December 2000, we were the subject of an SEC investigation regarding certain accounting irregularities in financial statements filed by previous management.  In December 2003, we signed a consent decree with the SEC to settle  outstanding  claims against us  related to the  investigation.  The terms of the  settlement  include a previously  announced penalty of $400,000 and an injunction  against future violations of the  anti-fraud,  periodic  reporting,  books and records and internal  accounting control provisions of the federal securities laws. The settlement is subject to, among other things, final approval by the SEC and court approval. There can be no assurance that this settlement will receive final SEC  approval  and  court  approval,  or that the  terms  will not be changed.

o    CLASS ACTION SHAREHOLDER LITIGATION AND SETTLEMENT.  Following our November
     2000  announcement  that we would delay the filing of our Annual  Report on
     Form 10-K,  our common stock was delisted from the Nasdaq  National  Market and we were the  subject  of a class  action  shareholder  litigation.  The lawsuit alleged,  among other things,  violation of the federal  securities laws and sought to  recover  money  damages.  We  settled  the  shareholder litigation  on January  29,  2002.  Under the terms of the  settlement,  we issued to the plaintiffs:

     -    a $2 million  global  subordinated  note due March 2007 with  interest that accrues at 6% per annum;

     -    2.5 million shares of our common stock; and

     -    1 million warrants to purchase our common stock at $2 per share.

     The  Registration  Statement of which this  prospectus is a part covers the issuance of one million shares of our common stock underlying the warrants.

o    SHAREHOLDER   LITIGATION   REGARDING   REGISTRATION  OF  THE  COMMON  STOCK
     UNDERLYING WARRANTS.  On February 6, 2004, a motion for summary judgment to enforce a  settlement  agreement  entered  into by the  Company in January,
     2002,  related to a class action suit filed against the Company,  was filed in the United  States  District  Court,  Southern  District  of New York by
     Philip Maley, Gene Waters and Patsy Waters, on behalf of themselves and all others similarly situated.  The motion seeks an order and judgment that the
     Company has  breached the  settlement  agreement  and seeks  damages in the amount of $1,250,000, together with interest, costs and disbursements,  and a declaration  declaring that promissory  notes, in the aggregate amount of
     $2,000,000,  which were part of the settlement  funds,  are immediately due and  payable,  as the  value of  damages  suffered  by the Class due to the
     Company's  failure to register with the Securities and Exchange  Commission shares of the Company's  common stock  underlying  the  1,000,000  warrants issued in  settlement  of the action.  On March 5, 2004,  the Company filed opposition  papers to this motion  setting  forth  procedural,  legal,  and factual  arguments  in  opposition  to  the  motion.  On  March  19,  2004,

     plaintiffs  filed  reply  papers  to the  motion.  The  motion is now fully submitted  to the  Court.  The  Company  has  now  filed  the  registration statement,  of which this  prospectus  is a part, to register the shares of the Company's  common stock  underlying the warrants at issue.  The Company believes that the motion is without merit and intends to vigorously  defend this matter.  There can be no  assurances  however that the Company will be successful in defending this motion.

o    LAWSUIT AGAINST FORMER CEO. After the 2003 annual meeting of  shareholders, the board of directors  reviewed the "change of control"  provisions in the employment  agreement  between the Company and the former CEO, Samuel Park.
     As a result of this review,  the board of directors has determined  that no obligation  to pay  amounts  totaling up to $1.8  million  upon a change of control  has been  triggered.  After his  departure  from the  Company,  we received a letter from Mr. Park's counsel demanding payment of certain sums and  other  consideration  pursuant  to Mr.  Park's  employment  agreement, including these change of control payments.  On November 17, 2003, we filed a complaint against Mr. Park seeking a declaratory  judgment that no change of control  payment was or is due to Mr. Park and that an  amendment to Mr.
     Park's employment agreement, which relates to advancement and reimbursement of legal  fees,  is  invalid  and  unenforceable.  Mr.  Park  answered  the complaint and asserted  counterclaims  seeking payment from us based on his position that a "change of control" occurred in June 2003. Mr. Park is also seeking  other  consideration  he believes he is owed under his  employment agreement.  We filed a reply to Mr. Park's counterclaims denying that he is entitled to any of these  payments.  If paid in a lump sum,  these payments may have a material adverse impact on our liquidity.  It is not possible to predict the outcome of these claims.

HOW TO CONTACT US

          Our  principal  executive  offices are located at One  Commerce  Park,
Valhalla,  New York, 10595, and our telephone number is (914) 686-3600.  Our web site address is www.delglobal.com.  Information contained on our web site is not intended to be a part of this  prospectus and is not  incorporated  by reference into this prospectus.

THE OFFERING

--------------------------------------------------------------------------------

SECURITIES OFFERED:                           Up to  1,000,000  shares of common
                                              stock  issuable  upon  exercise of
                                              warrants,  at an initial  price of
                                              $2.00 per share, that we issued to
                                              certain shareholders in connection
                                              with  the  settlement  of a  class
                                              action lawsuit.
--------------------------------------------------------------------------------
COMMON STOCK OUTSTANDING AFTER OFFERING:      11,335,048   shares,    based   on
                                              10,335,048  shares  outstanding as
                                              of April  30,  2004  and  assuming
                                              exercise of all the warrants.
--------------------------------------------------------------------------------
PROCEEDS:                                     We expect to use the net  proceeds
                                              for     repayment    of    amounts
                                              outstanding    under    our   U.S.
                                              revolving   credit  facility  with
                                              General      Electric      Capital
                                              Corporation.
--------------------------------------------------------------------------------
PINK SHEETS SYMBOLS:

Common Stock                                  DGTC.PK

Warrants                                      DGTCW.PK
--------------------------------------------------------------------------------

                                  RISK FACTORS

     EXERCISING  YOUR WARRANT AND  INVESTING IN OUR COMMON STOCK  ENTAILS A HIGH
DEGREE OF RISK.  YOU  SHOULD  CAREFULLY  CONSIDER  THE  RISKS AND  UNCERTAINTIES
DESCRIBED  BELOW AND  ELSEWHERE IN THIS  PROSPECTUS  BEFORE MAKING AN INVESTMENT
DECISION.  ADDITIONAL RISKS AND  UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT
WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.  IF ANY OF
THE FOLLOWING  RISKS OR  UNCERTAINTIES  OCCUR,  OUR BUSINESS  COULD BE ADVERSELY
AFFECTED.  IN THIS EVENT,  THE PRICE OF OUR COMMON  STOCK COULD  DECLINE AND YOU
COULD LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS  RELATED TO OUR PAST FAILURE TO COMPLY WITH THE UNITED  STATES  SECURITIES
LAWS AND OTHER INVESTIGATIONS AND LITIGATION

OUR FAILURE TO RECEIVE SEC APPROVAL AND COURT APPROVAL OF THE SETTLEMENT OF AN
ENFORCEMENT ACTION COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     On December  11,  2000,  the  Division of  Enforcement  of the SEC issued a formal Order Directing Private  Investigation,  designating SEC officers to take testimony and requiring the production of certain documents,  in connection with matters  giving  rise to the need to restate  our  previously  issued  financial statements,  specifically  for the fiscal  years 1997 through 1999 and the first three quarters of fiscal 2000.

     In December  2003, we signed a consent  decree with the Staff of the SEC to settle  the SEC's  claims  against  us.  The  settlement  includes  a penalty of
$400,000,  and issuance of an  injunction  against any future  violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal  securities laws. The settlement will require approval by the SEC and by the appropriate U.S.  District Court. We can give no assurance that this settlement will be approved by either the SEC or the appropriate  U.S.
District Court,  or that the terms will not be changed.  If this settlement does not receive final SEC approval and court approval,  or the terms are changed, we may incur substantial additional penalties and fines.

     Previously,  we had reached an agreement in principle with the SEC on these settlement  terms,  which  management  believed  provided a reasonable basis for estimating  the  financial  impact of this SEC  investigation,  As a result,  we recorded a charge of $685,000 in the fourth  quarter of fiscal year 2002 related to the  agreement in principle  with the SEC staff,  which  includes  associated legal costs.

WE MAY NOT BE ABLE TO RAISE THE  ADDITIONAL  CAPITAL NEEDED TO FUND THE PROPOSED
SETTLEMENT  WITH THE U.S.  GOVERNMENT  WITH  RESPECT  TO THE CIVIL AND  CRIMINAL
ASPECTS OF THE  DEPARTMENT OF DEFENSE  INVESTIGATION  OF OUR RFI  SUBSIDIARY AND
SUCH PROPOSED SETTLEMENT MAY RESULT IN THE LOSS OF BUSINESS.

     On March 8, 2002, our subsidiary,  RFI, part of our Power  Conversion Group segment,  was  served  with a  subpoena  by the U.S.  Attorney  for the  Eastern
District of New York in connection  with an  investigation  by the Department of
Defense.  RFI  supplies  electromagnetic  interference  suppression  filters for defense and  communications  applications.  RFI's total  business  accounted for approximately $12 million of our revenues in each of fiscal 2003 and fiscal 2002 and approximately $6.5 million for the six months ended January 31, 2004.

     In June 2003, we were advised that the U.S.  Government is willing to enter into negotiations regarding a comprehensive settlement of the ongoing Department of Defense  investigation of RFI. Prior to the preliminary  discussions with the
U.S.  Government in June 2003, we had no basis to estimate the financial  impact of this investigation. Based on preliminary settlement discussions with the U.S.
Government,  discussions  with our legal advisors,  consideration of settlements reached by other parties in investigations of this nature,  and consideration of our capital resources,  management had then developed an estimate of the low end of the potential range of the financial  impact.  Accordingly,  during the third quarter of fiscal 2003, we recorded a charge of $2,347,000, which represents our estimate of the low end of a range of potential fines and legal and professional fees.  In February  2004,  we reached an agreement  in  principle  with the U.S.
Government regarding a settlement with respect to the civil and criminal aspects of the Department of Defense investigation of RFI. The proposed settlement would include the Company  pleading  guilty to one criminal  count and agreeing to pay fines and restitution to the U.S. Government of $4.6 million if paid by June 30,
2004 and $5.0  million if paid by September  30, 2004.  We can give no assurance that we will enter into a binding agreement with the U.S.  Government  regarding the proposed settlement,  or that the terms will not be changed. We will need to raise  additional  capital  to fund  the  proposed  settlement.  We can  give no assurance that additional capital will be available to us on terms acceptable to us, or at all. We expect to work with the DOD to avoid any future limitations on our ability to do business with U.S. Government entities. Such limitations could include the U.S.  Government seeking a "debarment" or exclusion of us from doing business  with U.S.  Government  entities for a period of time.  There can be no assurance that a debarment will be avoided.

OUR COMMON STOCK HAS BEEN  DELISTED  FROM THE NASDAQ  NATIONAL  MARKET WHICH MAY
IMPACT YOUR LIQUIDITY AND WE CANNOT PREDICT WHEN OR IF EVER IT WILL BE LISTED ON
ANY NATIONAL SECURITIES EXCHANGE.

     Our common stock was suspended from trading on the Nasdaq  National  Market in December  2000.  Current  pricing  information  on our common  stock has been available in the "pink sheets" published by National Quotation Bureau,  LLC. The
"pink  sheets"  is  an   over-the-counter   market  which   generally   provides
significantly  less liquidity  than  established  stock  exchanges or the Nasdaq
National  Market,  and quotes for stocks  included in the "pink  sheets" are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the "pink sheets" may be difficult to obtain,  and shareholders may find it difficult to resell their shares. In order to be re-listed,  we will need to meet certain  listing  requirements.  There can be no assurance  that we will be able to meet these listing requirements.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES; WE HAVE RECENTLY TAKEN A WRITE-OFF OF GOODWILL
AND A REDUCTION OF OUR DEFERRED TAX ASSETS.

     We have a history of net losses. We recorded net losses of $15.0 million or
$1.45 per share for  fiscal  2003 and net  losses of $12.4  million or $1.20 per share and $13.0 million or $1.25 per share, respectively, for the second quarter and six months  ended  January 31, 2004.  We can give no assurance  that we will generate  sufficient  revenues to operate profitably in the future. In addition, in the second  quarter  of fiscal  2004,  we wrote off  $1,328,000  of  goodwill related  to our Del High  Voltage  division  due to  continuing  losses  at this division.  Also, based on an evaluation  conducted in February 2004,  management concluded  that it was  prudent  to  increase  the  valuation  allowance  of our deferred tax assets by $7.2 million  against both long and  short-term  deferred tax assets.  The valuation  allowance  recorded is the estimate of the amount of deferred tax assets that are more likely than not to go unrealized by us.

WE HAVE  RECENTLY BEEN IN VIOLATION OF CERTAIN  COVENANTS IN OUR U.S.  REVOLVING
CREDIT FACILITY AND CANNOT GUARANTEE THAT WE WILL MAINTAIN COMPLIANCE WITH THESE
OR OTHER  COVENANTS  WHICH COULD  RESULT IN THE  IMMEDIATE  ACCELERATION  OF THE
FACILITY.

     In the fourth  quarter of fiscal  2003,  we breached the tangible net worth financial covenants contained in our Loan and Security Agreement, dated June 10,
2002, with General Electric Capital Corporation, as amended. In October 2003, we received a waiver of such default from General Electric Capital  Corporation and signed a Third Amendment with General Electric Capital  Corporation.  This Third
Amendment  includes  revisions to the tangible net worth  financial  covenant as well as adjustments to the other financial covenants.

     In the second  quarter of fiscal 2004,  we breached the Adjusted  Earnings,
Adjusted  U.S.  Earnings,  Senior Debt Ratio,  and Fixed Charge  Coverage  Ratio
covenants  contained in our Loan and Security  Agreement  with General  Electric
Capital  Corporation,  as amended.  In March 2004,  we received a waiver of such default from General Electric Capital  Corporation and signed a Fourth Amendment with  General  Electric  Capital  Corporation.  This Fourth  Amendment  includes revisions to various financial  covenants and changed the expiration date of the credit  facility  from June 10, 2005 to December 31, 2004.  If we fail to comply with the loan  covenants in the future,  our lender could  accelerate the entire amount  outstanding  under our credit  facility and foreclose on assets securing our credit  facility.  No assurance  can be given that we will be able to comply with the revised loan covenants in the future.

OUR ABILITY TO SELL OUR PRODUCTS AND GROW OUR  BUSINESS  COULD BE  SIGNIFICANTLY
IMPAIRED IF WE LOSE THE SERVICES OF KEY PERSONNEL.

     Our  success  depends  in large  part  upon  the  abilities  of our  senior management,  including  Walter F.  Schneider,  our President and Chief Executive
Officer,  and Thomas V.  Gilboy,  our Chief  Financial  Officer,  Secretary  and
Treasurer. The loss of the services of either Mr. Schneider or Mr. Gilboy or any other member of senior  management could impair our ability to sell our products and grow our  business.  Our  future  success  will  depend in large part on the continued  service of Mr. Schneider and Mr. Gilboy and their ability to lead our management  team.  Our future  success and growth also depends on our ability to continue to attract,  motivate and retain highly qualified employees,  including those with the technical, managerial, sales and marketing expertise necessary to operate our business. Competition for personnel in the medical imaging and power conversion  industry  is  intense,  and we  cannot  assure  you  that we will be successful in attracting and retaining such personnel.  Departures and additions of key  personnel  may be  disruptive  to our business and could have a material adverse effect on our financial condition and results of operations.

OUR INABILITY TO PROTECT OUR INTELLECTUAL  PROPERTY RIGHTS COULD PREVENT US FROM
SELLING OUR PRODUCTS AND HINDER OUR FINANCIAL PERFORMANCE.

     The  technology  and designs  underlying  our products are not protected by patent  rights.  Our future success is dependent  primarily on unpatented  trade secrets and on the  innovative  skills,  technological  expertise and management abilities  of  our  employees.  Because  we do not  have  patent  rights  in our products,  our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee  that any protected  trade secret could  ultimately be proven valid if challenged.  Any such challenge,  with or without merit, could be time consuming to defend,  result in costly litigation,  divert our management's  attention and resources and, if successful, require us to pay monetary damages.

WE FACE SUBSTANTIAL  COMPETITION IN OUR INDUSTRY SECTOR FROM COMPANIES THAT HAVE
GREATER  FINANCIAL,  TECHNICAL AND MARKETING  CAPABILITIES  WHICH MAY HINDER OUR
ABILITY TO COMPETE SUCCESSFULLY.

     A number of companies have developed, or are expected to develop,  products that compete or will compete with our products.  Many of these competitors offer a range of products  in areas  other than those in which we  compete,  which may make such  competitors more attractive to existing and potential  customers.  In addition,  many of our competitors and potential competitors are larger and have greater  financial  resources  than we do and offer a range of products  broader than our  products.  Some of the  companies  with  which we now  compete  or may compete in the future have or may have more  extensive  research,  marketing and manufacturing  capabilities and  significantly  greater  technical and personnel resources than we do, and may be better  positioned to continue to improve their technology in order to compete in an evolving industry.

OUR DELAY OR  INABILITY  TO OBTAIN ANY  NECESSARY  U.S.  OR  FOREIGN  REGULATORY
CLEARANCES OR APPROVALS FOR OUR PRODUCTS COULD HARM OUR BUSINESS AND PROSPECTS.

     Our medical  imaging  products,  with the  exception of certain  veterinary lines, are the subject of a high level of regulatory oversight. Any delay in our obtaining or our  inability to obtain any necessary  U.S. or foreign  regulatory approvals  for new products  could harm our business and  prospects.  There is a limited risk that any approvals or clearances,  once obtained,  may be withdrawn or  modified  which  could  create  delays in  shipping  our  products,  pending re-approval. Medical devices cannot be marketed in the U.S. without clearance or approval by the FDA. Our Medical  Systems Group  businesses  must be operated in compliance  with FDA Good  Manufacturing  Practices,  which regulate the design,
manufacture,   packing,   storage  and  installation  of  medical  devices.  Our

manufacturing   facilities  and  business  practices  are  subject  to  periodic regulatory  audits and quality  certifications  and we do self audits to monitor our compliance.  In general,  corrective  actions  required as a result of these audits do have a  significant  impact on our  manufacturing  operation;  however there is a limited risk that delays caused by a potential  response to extensive corrective  actions could impact our  operations.  Virtually all of our products manufactured  or sold  overseas are also subject to approval and  regulation  by foreign regulatory and safety agencies. If we do not obtain these approvals,  we could be precluded  from selling our products or required to make  modifications to our products which could delay  bringing our products to market.  Because our
U.S.  products lines are mature,  new product changes are in general  relatively minor and  accordingly  regulatory  approval  is more  streamlined.  Our Italian subsidiary, Villa Sistemi, is developing a remote imaging system that we believe represents a significant future sales prospect.  Due to the innovative nature of this  system,  and the need to go through full  regulatory  clearance in various markets,  we estimate  that there is a less than 20%  possibility  this  product introduction could be delayed for up to six months.

OUR FAILURE TO RAPIDLY DEVELOP NEW PRODUCTS,  PARTICULARLY  DIGITAL  RADIOGRAPHY
PRODUCTS, WILL LIKELY PREVENT US FROM COMPETING EFFECTIVELY.

     Technology in our industry,  particularly  in the x-ray and medical imaging businesses,  evolves rapidly, and making timely product innovations is essential to our  success in the  marketplace.  The  introduction  by our  competitors  of products with improved technologies or features may render our existing products obsolete and  unmarketable.  If we cannot develop products in a timely manner in response to industry  changes,  or if our  products  do not  perform  well,  our business and financial condition will be adversely affected.

     It is generally accepted that digital  radiography will become the dominant technology used in hospitals and imaging  clinics  throughout the world over the next 10 to 15 years.  Currently,  there are a number of  competing  technologies available in connection with the digitization of x-ray images.  However,  due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology system will be  accepted  as  the  industry-leading  protocol  for  image  digitization  and
communication.   Although  we  currently  have  some  limited   digital  product
offerings,  lack of an adequate digital capability could impact our business and result in a loss of market share.

OUR PRODUCTS MAY INFRINGE THE  INTELLECTUAL  PROPERTY RIGHTS OF OTHERS WHICH MAY
CAUSE US TO INCUR UNEXPECTED COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.

     Although  we believe  our  products  do not  infringe  on the  intellectual property rights of others,  there can be no assurance that  infringement  claims will not be  asserted  against  us in the  future  or  that,  if  asserted,  any infringement  claim will be  successfully  defended.  We may be subject to legal
proceedings  and  claims  from  time  to  time,   including  claims  of  alleged
infringement of the patents,  trademarks and other intellectual  property rights
of  third   parties.   Intellectual   property   litigation   is  expensive  and
time-consuming and could divert our management's attention away from running our business  and  seriously  harm our  business.  If we were to  discover  that our products  violated the intellectual  property rights of others, we would have to obtain  licenses from these parties in order to continue  marketing our products without substantial reengineering.  We might not be able to obtain the necessary

                                       10

licenses  on  acceptable  terms  or at all,  and if we  could  not  obtain  such licenses,  we might not be able to reengineer our products  successfully or in a timely fashion. If we fail to address any infringement issues  successfully,  we would be forced to incur  significant  costs,  including damages and potentially satisfying  indemnification  obligations that we have with our customers, and we could be prevented from selling certain of our products.

PAYMENTS THAT MAY BE REQUIRED  UNDER CERTAIN CHANGE OF CONTROL  AGREEMENTS  WITH
OUR KEY EXECUTIVES COULD RESULT IN A MATERIAL DECREASE IN OUR LIQUIDITY.

     We have entered into agreements with our executive  officers  providing for substantial  severance payments to them in the event that they are terminated in connection with certain changes of control. Our employment agreement with Samuel
E. Park,  the former CEO of the  Company,  provides  for  payments  upon certain changes of control.  Our newly  elected  board of  directors  has  reviewed  the
"change of control"  provisions  regarding payments totaling up to approximately
$1,800,000 under Mr. Park's employment agreement. As a result of this review and based upon,  among other  things,  the advice of special  counsel,  our board of directors  has  determined  that no  obligation  to pay these  amounts  has been triggered.  On October 27, 2003,  we received a letter from Mr.  Park's  counsel demanding  payment  of  certain  sums and other  consideration  pursuant  to the employment  agreement with Mr. Park, including these change of control payments.
On  November  17,  2003,  we  filed a  complaint  against  Mr.  Park  seeking  a declaratory judgment that no change of control payment was or is due to Mr. Park and  that an  amendment  to the  employment  contract  with Mr.  Park  regarding advancement and  reimbursement of legal fees is invalid and  unenforceable.  Mr.
Park answered the complaint and asserted  counterclaims  seeking payment from us based on his position that a "change of control" occurred in June 2003. Mr. Park is also seeking other  consideration he believes he is owed under his employment agreement.  We  filed a reply to Mr.  Park's  counterclaims  denying  that he is entitled to any of these  payments.  If paid in a lump sum,  these  payments may have a material  adverse effect on our liquidity.  It is not possible to predict the outcome of these claims.

     In  the  event  the  change  of  control  provisions  under  these  various agreements  were all  triggered  (including  Mr.  Park's),  the  total  payments required could be in excess of $4.0 million.  While we believe these  agreements are important to ensure the continued dedication of our key employees, the large payments  required  pursuant to these change of control  agreements could unduly burden us or serve as a barrier to a potential  acquirer.  This, in turn,  could limit the ability of our shareholders to sell their shares at a favorable price.

THERE IS A RISK THAT OUR  INSURANCE  MAY NOT BE  SUFFICIENT  TO  PROTECT US FROM
PRODUCT LIABILITY CLAIMS, OR THAT IN THE FUTURE PRODUCT LIABILITY INSURANCE WILL
NOT BE AVAILABLE TO US AT A REASONABLE COST, IF AT ALL.

     Our business  involves the risk of product liability claims inherent to the medical device business.  We maintain  product  liability  insurance  subject to certain deductibles and exclusions.  There is a risk that our insurance will not be  sufficient  to protect us from  product  liability  claims,  or that product liability insurance will not be available to us at a reasonable cost, if at all.
An uninsured or underinsured  claim could materially harm our operating  results or financial condition.

                                       11

OUR RESEARCH AND DEVELOPMENT ACTIVITIES INVOLVE HAZARDOUS MATERIALS WHICH COULD
SUBJECT US TO SIGNIFICANT LIABILITY.

     Our research  and  development  activity  involves  the  controlled  use of hazardous  materials,  such as toxic and  carcinogenic  chemicals.  Although  we believe that our safety  procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental  contamination or injury from these  materials.  In the event of an accident,  we could be held liable for any resulting damages, and such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection,  hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

OUR  BUSINESS  COULD BE  HARMED IF OUR  PRODUCTS  CONTAIN  UNDETECTED  ERRORS OR
DEFECTS OR DO NOT MEET CUSTOMER SPECIFICATIONS.

     We are  continuously  developing  new products and  improving  our existing products. Newly introduced or upgraded products can contain undetected errors or
defects.   In  addition,   these   products  may  not  meet  their   performance
specifications  under all  conditions or for all  applications.  If, despite our internal  testing and testing by our  customers,  any of our  products  contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these  products.  We may not be able to do  so on a  timely  basis,  if  at  all,  and  may  only  be  able  to do so at considerable  expense. In addition,  any significant  reliability problems could result in adverse  customer  reaction and negative  publicity and could harm our business and prospects.

THE  SEASONALITY  OF OUR REVENUE MAY ADVERSELY  IMPACT THE MARKET PRICES FOR OUR
SHARES.

     Our revenue is typically lower during the first quarter of each fiscal year due to the shut-down of operations  in our Milan,  Italy and Bayshore,  New York facilities for part of August.  This seasonality causes our operating results to vary from quarter to quarter and these  fluctuations  could adversely affect the market price of our common stock.

RISKS RELATED TO THIS OFFERING

ALTHOUGH WE ARE SUBJECT TO THE  INFORMATION  AND REPORTING  REQUIREMENTS  OF THE
SECURITIES  EXCHANGE ACT OF 1934, OUR COMMON STOCK HAS NOT BEEN QUOTED OR TRADED
ON A NATIONAL  EXCHANGE  SINCE  DECEMBER  2000 AND INVESTORS IN OUR COMMON STOCK
WILL BE SUBJECT TO RISKS ASSOCIATED WITH THE PUBLIC TRADING MARKET GENERALLY.

     We cannot  predict the extent to which a trading market will develop or how liquid that market  might  become.  If you  exercise  your  warrants and receive common  stock,  you will  pay a price  that was not  established  in the  public trading markets. You may suffer a loss of your investment.

                                       12

A  SIGNIFICANT  NUMBER OF OUR SHARES WILL BE AVAILABLE FOR FUTURE SALE AND COULD
DEPRESS THE MARKET PRICE OF OUR STOCK.

     As of April 30, 2004, an aggregate of 10,335,048 shares of our common stock were  outstanding.  In addition  as of April 30,  2004,  there were  outstanding warrants  to  purchase  1,065,000  shares of our  common  stock and  options  to purchase  2,110,290  shares of our common stock,  of which  1,746,230 were fully vested. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock and could impair our future  ability to raise capital through offerings of our equity  securities.  A large volume of sales by holders  exercising  the warrants or options  could have a  significant adverse impact on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

     The experiences of other small companies indicate that the market price for our common stock could be highly  volatile.  Many factors could cause the market price of our common stock to fluctuate substantially, including:

     o    future announcements concerning us, our competitors or other companies with whom we have business relationships;

     o    changes in government regulations applicable to our business;

     o    overall   volatility   of  the  stock  market  and  general   economic
          conditions;

     o    changes in our earnings estimates or recommendations by analysts; and

     o    changes in our operating results from quarter to quarter.

     Accordingly,  substantial  fluctuations  in the price of our  common  stock could limit the ability of our current  shareholders  to sell their  shares at a favorable price.

                                       13

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus  contain  forward-looking  statements within the meaning of Section  27A of the  Securities  Act of 1933 and  Section  21E of the
Securities  Exchange  Act of 1934.  All  statements,  other than  statements  of historical facts, included in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus, including statements regarding our strategy,  future operations,  financial  position,  future revenues,  projected costs,  prospects,  plans  and  objectives  of  management,  may be deemed to be forward-looking  statements.  The words "anticipates,"  "believes," "estimates,"
"expects,"  "intends," "may," "plans,"  "projects,"  "will," "would" and similar expressions are intended to identify  forward-looking  statements,  although not all  forward-looking  statements  contain these  identifying  words.  We may not actually  achieve  the  plans,  intentions  or  expectations  disclosed  in  our forward-looking  statements  and you  should  not place  undue  reliance  on our forward-looking  statements.  There are a number of important factors that could cause actual results or events to differ  materially from the plans,  intentions and  expectations  disclosed in the  forward-looking  statements we make.  These important  factors  include the factors  that we  identify in the  documents  we incorporate by reference in this prospectus, particularly the factors referenced under the  heading  "Risk  Factors."  You should  read these  factors  and other
cautionary   statements  made  in  this  prospectus  and  in  the  documents  we incorporate  by reference  as being  applicable  to all related  forward-looking statements wherever they appear in the prospectus,  in any prospectus supplement and in the documents we incorporate by reference in this  prospectus.  We do not assume any obligation to update any forward-looking statements.

                                       14

                                 USE OF PROCEEDS

     The  1,000,000  shares of our common stock covered by this  prospectus  are issuable upon exercise of the warrants. If all the warrants were to be exercised and all the shares of common stock underlying the warrants were to be issued, we would receive gross proceeds of $2.0 million, less expenses.

     Based on our financial  condition  and  agreements as of April 30, 2004, we expect to use any such net proceeds for repayment of amounts  outstanding  under our U.S. revolving credit facility with General Electric Capital Corporation. We have a $10 million  senior  revolving  credit  agreement  with General  Electric
Capital  Corporation.  This  facility  expires on December 31, 2004 and interest under the credit facility is based on thirty-day  commercial  paper rates plus a margin of 3.5%.  The interest  rate on the  revolving  line of credit is 4.5% at
April 30, 2004. As of April 30, 2004,  amounts  outstanding  under this facility were approximately $4.5 million.  Should that situation change, the net proceeds could also be used for general corporate purposes,  including without limitation the following (in order of priority):

     o    working capital;

     o    the repayment of other debt;

     o    the repurchase of our common stock;

     o    temporary investment; and/or

     o    the financing of possible acquisitions or business expansion.

     To the extent that proceeds are available  following repayment of our debt, we  reserve  the right to  reallocate  or  change  the  specific  use of the net proceeds to respond to  fluctuations  in our business  and to take  advantage of opportunities which may be complementary to our operations.

                                       15

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our  certificate  of  incorporation  presently  authorizes  the issuance of
20,000,000  shares of common stock,  par value $0.10 per share.  As of April 30,
2004,  10,335,048  shares of our common  stock were issued and  outstanding  and
3,175,290  shares were  reserved  for  issuance  upon the  exercise of currently outstanding  options and warrants.  The outstanding  shares of common stock are, and the  additional  shares of common stock that may be issued upon  exercise of the options and warrants will be, fully paid and non-assessable.

     Other  than as may be  authorized  by our board of  directors  from time to time, in its sole discretion, holders of our common stock do not have preemptive or  preferential  rights to purchase  additional  shares of our common  stock or securities  convertible  into  shares of our  common  stock.  We do not have any redemption or sinking fund provisions applicable to our common stock. Holders of our common  stock are entitled to one vote per share on all matters on which the holders of the common stock are entitled to vote.  Except as otherwise  required by law or our certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the shareholders,  including election of directors.

DIVIDENDS

     Subject  to  applicable  law  and  any  provision  of  our  certificate  of incorporation, dividends may be declared on the outstanding shares of our common stock in such amounts and at such times as our board of directors determines. We have not paid any cash  dividends,  except  for the  payment  of cash in lieu of fractional shares, since 1983. The payment of cash dividends is prohibited under our U.S. credit facility with General  Electric Capital  Corporation.  We do not intend to pay any cash dividends for the foreseeable future.

WARRANTS

     The  1,000,000  shares of  common  stock  covered  by this  prospectus  are issuable  upon  exercise  of  warrants  which  were  issued in  settlement  of a shareholder lawsuit. The warrants are exercisable at a strike price of $2.00 per share, at any time after the shares underlying the warrants are registered under the Securities Act of 1933, as amended,  and qualified for sale under applicable state law, but not after March 28, 2008, the expiration date of the warrants. If our  common  stock  trades at or above  $4.00 per share for a period of ten (10)
consecutive  days, we may repurchase the warrants at a price of $0.25 per share.
In such case we have the right to exercise that right at any time  thereafter by giving notice to the warrant holders that they have a thirty (30) day period, to exercise  their  warrants,  failing  which,  we will purchase the warrants.  The number of shares that may be purchased upon exercise of the warrants are subject to adjustment if we pay a dividend to  shareholders  or subdivide or combine our outstanding shares of common stock.

LISTING

     The  outstanding  shares of our common stock are not currently  listed with any national  exchange or quoted on NASDAQ.  Our common stock was suspended from trading on the NASDAQ  National  Market on December  19, 2000 because we had not

                                       16

filed an  annual  report  for the year  ended  July 29,  2000  within  the SEC's prescribed time period.  Following such  suspension,  the NASDAQ National Market delisted our common stock. Our common stock is traded in the "pink sheets" under the symbol "DGTC.PK",  and our warrants are traded under the symbol  "DGTCW.PK".
The "pink sheets" is an  over-the-counter  market which  provides  significantly less liquidity than  established  stock exchanges or the NASDAQ National Market, and  quotes  for  stocks  included  in the "pink  sheets"  are not listed in the financial  sections of newspapers as are those for  established  stock exchanges and the NASDAQ National Market.

NEW YORK ANTI-TAKEOVER STATUTES

     We are subject to the business combination provisions of Section 912 of the
New York  Business  Corporation  Law.  Section 912  prohibits  certain  business combinations  between a New York  corporation and any  "interested  shareholder"
(generally,  the  beneficial  owner of 20% or more of the  corporation's  voting shares)  for five  years  following  the time  that the  shareholder  became  an interested shareholder, unless (i) the corporation's board of directors approved the transaction prior to the interested  shareholder becoming  interested,  (ii)
the  business  combination  is  approved  by the  holders of a  majority  of the outstanding voting stock not beneficially  owned by the interested  shareholder, or (iii) the business  combination meets certain valuation  requirements for the stock of the corporation.

     An  "interested  shareholder"  is  defined as any  person  (other  than the corporation  or a subsidiary  of such  corporation)  that (i) is the  beneficial owner of at least 20% of the corporation's  outstanding  voting stock or (ii) is an  affiliate  or  associate  of the  corporation  and at any  time  within  the five-year  period  immediately  prior to the date in question was the beneficial owner of at least 20% of the then outstanding voting stock of the corporation.

     The  following  transactions  are included in the  definition  of "business combination" for purposes of Section 912:

     o    any merger or  consolidation  of the  corporation or any subsidiary of the  corporation  with an interested  shareholder  or its affiliate or associate;

     o    any  sale,  lease,  exchange,  mortgage,  pledge,  transfer  or  other disposition to or with an interested shareholder, its affiliate or its associate,  of the corporation's  assets that comprise at least 10% of the  market  value  of all of the  corporation's  assets,  outstanding stock, earning power or net income;

     o    the issuance or transfer by the corporation (or its subsidiary) of any of its  stock,  which has a market  value of at least 5% of the market value of all the outstanding  stock,  to such interested  shareholder, its  affiliate or its  associate,  except  pursuant to the exercise of warrants  or  rights to  purchase  stock  offered,  or a  dividend  or distribution paid or made pro rata to all shareholders;

     o    the adoption of any proposal for  liquidation or dissolution  proposed
          by,  or  pursuant  to  any   understanding   with,   such   interested
          shareholder, its affiliate or its associate;

                                       17

     o    any  reclassification  of securities,  recapitalization,  or merger or consolidation of the corporation with any of its subsidiaries pursuant to any understanding with an interested shareholder,  its affiliate or its  associate,  which has the  effect of  increasing  the  interested shareholder's  proportion of ownership in such corporation except as a result of immaterial changes due to fractional share adjustments; or

     o    any  receipt by such  interested  shareholder,  its  affiliate  or its associate of the benefit of any loans, advances,  guarantees,  pledges or  other  financial  assistance  or any  tax  credits  or  other  tax
          advantages   provided   by  or  through   such   corporation,   except
          proportionately as a shareholder of such corporation.

                              PLAN OF DISTRIBUTION

     We are registering 1,000,000 shares of our common stock issuable, otherwise than through  underwriters,  upon  exercise of warrants.  We  anticipate we will receive  $2.00 per share upon the exercise of the  warrants.  The warrants  were issued to certain holders in connection  with settlement of a shareholder  class action  lawsuit.  The  warrants  are  not  exercisable  until  the  Registration
Statement of which this  prospectus is a part is declared  effective by the SEC.
We will not receive any proceeds from the  subsequent  sale of the common stock, although we may receive up to $2,000,000 (less expenses) if all the warrants are exercised by the warrant holders. We will bear all fees and expenses incident to registering the shares of common stock.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

WARRANTS

     EXERCISE.  No gain or  loss  will be  recognized  for  Federal  income  tax purposes  by  holders of the  warrants  upon the  exercise  of the  warrants  in exchange for common  stock  (except to the extent of cash,  if any,  received in lieu of the issuance of fractional shares of common stock). A holder's tax basis in the common stock will equal the sum of the tax basis in the warrants (if any)
plus the exercise price paid on the exercise thereof.  The holding period of the common  stock  received  on the  exercise of the  warrants  will not include the period  during  which  the  warrants  were held by such  holder.  If any cash is received in lieu of fractional  shares,  the holder will recognize gain or loss, and the  character  and the amount of such gain or loss will be determined as if the holder had received such fractional  shares and then  immediately  sold them for cash.

     SALE OF  WARRANTS.  The sale of a  warrant  ordinarily  will  result in the recognition  of gain or loss to the holder for Federal income tax purposes in an amount  equal to the  difference  between  the amount  realized  on such sale or exchange and the  holder's  tax basis in the warrant.  Such gain or loss will be capital gain or loss,  provided the common stock would have been a capital asset in the hands of the warrant holder had the warrant been  exercised,  and will be long-term  capital gain or loss with respect to warrants  held for more than one year.

     Similarly,  gain or loss will  generally be  recognized  upon a sale of the common  stock  received  upon  exercise  of a warrant in an amount  equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the common  stock.  Such gain or loss will be capital gain or loss,

                                       18

provided  the common  stock is held as a capital  asset,  and will be  long-term capital gain or loss with respect to common stock held for more than one year.

     LAPSE. If the warrants lapse without exercise,  the holder will recognize a capital loss  (assuming the sale or exchange of the warrants by the holder would have given rise to capital  gain or loss) equal to the holder's tax basis in the warrants  (if any).  Any such  capital  loss would be  long-term  if the holding period for the warrants exceeds one year.

BACKUP WITHHOLDING

     The backup  withholding  rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer  identification number (TIN) to the payor,  (ii) the IRS notifies  the payor that the TIN  furnished by the payee is incorrect,  (iii) the  payee  has  failed to  report  properly  the  receipt  of
"reportable  payments" on several  occasions  and the IRS has notified the payor that  withholding  is  required or (iv) there has been a failure of the payee to certify  under  the  penalty  of  perjury  that  the  payee  is not  subject  to withholding  under Section 3406 of the Internal  Revenue Code. If any one of the
events discussed above occurs,  we, our paying agent or other  withholding agent will be required to withhold a tax equal to 28% of any "reportable payment" made in connection with the warrants.  A "reportable  payment" includes,  among other things,  amounts paid through  brokers in retirement  of a warrant.  Any amounts withheld from a payment to a holder under the backup  withholding  rules will be allowed as a refund or credit against such holder's Federal income tax, provided that  the  required  information  is  furnished  to  the  IRS.  Certain  holders
(including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding and information reporting requirements.  A holder should consult his or its tax advisor as to his or its  qualification for exemption  from backup  withholding  and the  procedure  for  obtaining  such an exemption.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this  prospectus will be passed upon by Olshan Grundman Frome  Rosenzweig & Wolosky LLP, New York, New
York.

                                     EXPERTS

     The consolidated  financial  statements and the related financial statement schedule  incorporated in this prospectus by reference from the Company's Annual
Report on Form 10-K for the year  ended  August  2,  2003 have been  audited  by
Deloitte & Touche LLP,  independent  auditors,  as stated in their report (which report  expresses an unqualified  opinion and includes an explanatory  paragraph relating to a change in method of accounting  for goodwill and other  intangible
assets),   which  is  incorporated  herein  by  reference,   and  have  been  so
incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       19

WHERE YOU CAN FIND MORE INFORMATION

     We file annual,  quarterly and current reports,  proxy statements and other information with the SEC. You may read and copy any public offering  document we file,  including a copy of the Registration  Statement on Form S-3 of which this prospectus is a part,  without  charge at the SEC's Public  Reference  Room, 450
Fifth Street, N.W., Room 1024, Washington D.C. 20549.

     You can also  request  copies of all or any portion of these  documents  by writing the Public Reference Section and paying certain  prescribed fees. Please call the SEC at 1-800-SEC-0330  for further  information on the Public Reference
Section.  The  SEC  maintains  a web  site  that  contains  reports,  proxy  and information  statements and other  information  regarding  registrants that file electronically, including us. The address of the site is http://www.sec.gov.

     The SEC allows us to  "incorporate  by reference"  into this prospectus the information  we file with the SEC. This means that we are  disclosing  important information to you by referring to those documents. The information incorporated by  reference  is  considered  to be  part of this  prospectus,  except  for any information  superseded by information  contained  directly in this  prospectus.
Information that we file later with the SEC under the Securities Exchange Act of
1934 will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.  We  incorporate  by reference  the  documents  listed below and any future filings made with the SEC under Section 13(a),  13(c), 14 or 15(d) of the
Securities Exchange Act of 1934 until this offering is completed:

     o    our Current Report on Form 8-K filed on October 10, 2003;

     o    our Current Report on Form 8-K filed on October 31, 2003;

     o    our Current Report on Form 8-K filed on November 4, 2003;

     o    our  Annual  Report on Form 10-K for the year  ended  August 2,  2003, filed on November 4, 2003;

     o    our Current Report on Form 8-K filed on December 1, 2003;

     o    our Quarterly  Report on Form 10-Q for the quarter  ended  November 1,
          2003, filed on December 12, 2003;

     o    our Current Report on Form 8-K filed on December 15, 2003;

     o    our Current Report on Form 8-K filed on March 12, 2004;

     o    our Current Report on Form 8-K filed on March 15, 2004;

     o    our  Quarterly  Report on Form 10-Q for the quarter  ended January 31,
          2004, filed on March 15, 2004;

     o    our  Amendment  No. 1 to our  Quarterly  Report  on Form  10-Q for the
          quarter ended January 31, 2004, filed on April 8, 2004;

                                       20

     o    our Current Reports on Form 8-K filed on April 23, 2004;

     o    the  description  of our  common  stock set forth in our  Registration
          Statement  on Form 8-A12G  filed on June 6, 1996,  and any  subsequent
          amendments   or  reports  filed  for  the  purpose  of  updating  this
          description; and

     o    the  description  of  our  warrants  set  forth  in  our  Registration
          Statement  on Form  8-A12G  filed on May 4, 2004,  and any  subsequent
          amendments   or  reports  filed  for  the  purpose  of  updating  this
          description.

                                       21

     You may request a copy of these  filings,  or any other  documents or other information  referred to in, or incorporated by reference into, this prospectus, but not delivered with this prospectus,  at no cost, by writing or calling us at the following address or telephone number:

     Del Global Technologies Corp.
     Attn: Thomas V. Gilboy
     Chief Financial Officer
     One Commerce Park
     Valhalla, New York 10595
     (914) 686-3600

     Exhibits  to the  documents  incorporated  by  reference  will not be sent, however,  unless  those  exhibits  have  been  specifically  referenced  in this prospectus.

                                       22

                           --------------------------

                          DEL GLOBAL TECHNOLOGIES CORP.

                        1,000,000 SHARES OF COMMON STOCK

                           --------------------------

                              --------------------

                                   PROSPECTUS
                               -------------------

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